                                                                     EXHIBIT 8.1

                              LIST OF SUBSIDIARIES

We have the following subsidiaries:

SUBSIDIARY NAME                                                                     JURISDICTION OF INCORPORATION     OWNERSHIP PERCENTAGE
---------------                                                                     -----------------------------     --------------------
MTS IntegraTRAK Inc.                                                                           Delaware                        100%
MTS TelSoft Inc. (a subsidiary of MTS IntegraTRAK Inc.)                                        Delaware                        100%
MER Fifth Avenue Realty Inc. (a subsidiary of MTS IntegraTRAK Inc.)                            New York                        100%
MTS Asia Ltd.                                                                                  Hong Kong                       100%
Telegent Ltd.                                                                                  Israel                          100%
Jaraga B.V.                                                                                    The Netherlands                 100%
Verdura B.V. (a subsidiary of Jaraga B.V.)                                                     The Netherlands                 100%
Voltera Technologies V.O.F. (a partnership held 99% by Jaraga B.V. and 1% by Verdura B.V.)     The Netherlands                 100%
Bohera B.V. (a subsidiary of Jaraga B.V.)                                                      The Netherlands                 100%
TABS Brazil Ltd, (a subsidiary of Bohera B.V.)                                                 Brazil                          100%

We have the following affiliate:

Jusan S.A. (an affiliate of Jaraga B.V.)                                                       Spain                            50%